UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Asset-Based Revolving Credit Facility

On February 5, 2016, Zumiez Inc. (the “Registrant”) together with its subsidiary Zumiez Services Inc. (“Zumiez Services”) as the lead borrower (collectively with the Registrant and certain other subsidiaries as guarantors, the “Company”), entered into an asset-based revolving credit agreement (the “ABL Credit Agreement”) with Wells Fargo Bank, National Association as administrative agent, collateral agent, letter of credit issuer and lenders. The ABL Credit Agreement provides for a senior secured revolving credit facility of up to $100 million (the “ABL Facility”), subject to a borrowing base, with a letter of credit sub-limit of $10 million. The ABL Facility is available for working capital and other general corporate purposes. The ABL Facility replaces the Company’s $25.0 million (which, pursuant to an accordion feature, could have been increased to $35.0 million at the Company’s discretion) secured revolving credit facility with Wells Fargo, which was entered into on July 9, 2014 and was scheduled to expire on September 1, 2016 (the “Prior Facility”). See Item 1.02. “Termination of a Material Definitive Agreement” below.

The ABL Facility will mature on February 5, 2021. All obligations under the ABL Facility are joint and several with Zumiez Services and guaranteed by certain of the Registrant’s subsidiaries. The ABL Facility is secured by a first-priority security interest in substantially all of the personal property (but not the real property) of the borrowers and guarantors.

Amounts borrowed under the ABL Facility bear interest, at the Company’s option, at either an adjusted LIBOR rate plus a margin of 1.25% to 1.75% per annum, or an alternate base rate plus a margin of 0.25% to 0.75% per annum. The Company is also required to pay a fee of 0.25% per annum on undrawn commitments under the ABL Facility. Customary agency fees and letter of credit fees are also payable in respect of the ABL Facility.

The ABL Facility contains various representations, warranties and restrictive covenants that, among other things and subject to specified circumstances and exceptions, restrict the ability of the Registrant and its subsidiaries to incur indebtedness (including guarantees), grant liens, make investments, pay dividends or distributions with respect to capital stock, make prepayments on other indebtedness, engage in mergers, dispose of certain assets or change the nature of their business. In addition, excess availability equal to at least 10% of the loan cap must be maintained under the ABL Facility. The ABL Facility does not otherwise contain financial maintenance covenants.

The ABL Facility contains certain affirmative covenants, including reporting requirements such as delivery of financial statements, certificates and notices of certain events, maintaining insurance, and providing additional guarantees and collateral in certain circumstances.

The ABL Facility includes customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of guarantees or security interests, material judgments and change of control.

A copy of the ABL Credit Agreement is attached hereto as Exhibit 10.27. The preceding summary of the ABL Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the ABL Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On February 5, 2016, the Prior Facility with Wells Fargo was terminated. The Prior Facility was scheduled to expire on September 1, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.27.	Credit Agreement dated as of February 5, 2016 among Zumiez Services Inc., as the lead borrower, for the borrowers and guarantors named therein and Wells Fargo Bank, National Association, as agent and L/C issuer and other lender parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: February 8, 2016	By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer